Exhibit 10.1

SECOND AMENDMENT TO EXECUTIVE
CONSULTING AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE CONSULTING AGREEMENT is entered into by and between Akorn, Inc. (hereinafter “Company”) and Raj Rai (hereinafter “Consultant”) effective December 8, 2010.

RECITALS

Company is a corporation doing business in the State of Illinois.

Company and Consultant are parties to an Executive Consulting Agreement effective June, 8, 2009 and amended effective December 8, 2009 (“Executive Consulting Agreement”) and desire to amend certain provisions as follows:

AGREEMENT

In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

A.           This Second Amendment is effective December 8, 2010, and shall remain in effect for twenty-four months until it expires on December 7, 2012, and thereafter shall automatically renew for one twelve month term unless written notice of non-renewal is provided by either party to the other not less than one hundred twenty days prior to expiration.

B.           Paragraph 4 of the Executive Consulting Agreement shall be modified to reflect the following:

4.  Compensation.  Company shall, effective June 8, 2010, and for the full term and any renewal term of this Executive Consulting Agreement, pay Consultant  Forty-One Thousand Six Hundred Sixty-Six and 66/00 Dollars ($41,666.66) per month for services performed pursuant to this Executive Consulting Agreement.  Additionally, beginning in 2011, Consultant shall be eligible for an annual target bonus equal to 100% of Consultant’s annual compensation, as approved by the Company’s Board of Directors (“Bonus Amount”). The payments shall be made through the term of this Executive Consulting Agreement unless this Executive Consulting Agreement is terminated by Company for Good Cause (as defined herein).

C.           If, during the term or any renewal term of this Executive Consulting Agreement, this agreement shall be terminated within ninety (90) days prior to or twelve (12) months following a Change in Control (as defined herein), Consultant then shall be entitled to the following compensation and benefits:

i. If this Executive Consulting Agreement is terminated (a) by the Company for Good Cause, (b) due to Consultant’s Disability or death, (c) due to Consultant’s retirement, or (iv) by Consultant for any other than for Good Reason (as defined herein), the Company shall pay to Consultant accrued Compensation.

ii.   If this Executive Consulting Agreement is terminated by the Company without Good Cause, or by the Consultant for Good Reason, Consultant shall be entitled to the following:

                (a) the Company shall pay Consultant all accrued Compensation and a pro-rata Bonus Amount;

                (b) the Company shall pay Consultant as a liquidated sum in lieu of any further compensation for periods subsequent to the termination date, an amount in cash equal to three (3) times the sum of  Compensation and Bonus Amount;

                (c) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to Consultant under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to Consultant shall become immediately exercisable and shall become 100% vested and all performance units granted to Consultant shall become 100% vested.

(iii) The amounts provided for in this Section C shall be paid in a single lump sum cash payment within thirty (30) days, or as soon as administratively practicable, after the termination date (but in no event later than March 15th of the following calendar year), and shall be subject to all applicable tax and other withholdings.

(iv)  In the event that any payment or benefit received or to be received by Consultant in connection with Consultant’s Separation from Service with the Company (collectively, the “Severance Parachute Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (ii) but for this Section 4, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Severance Parachute Payments shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, Consultant shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the Severance Payment, then from the vesting acceleration). Any determination as to whether a reduction is required under this Agreement and as to the amount of such reduction shall be made in writing by the independent public accountants appointed for this purpose by the Company (the “Accountants”) prior to, or immediately following, the Change of Control, whose determinations shall be conclusive and binding upon Consultant and the Company for all purposes. If the Internal Revenue Service (the “IRS”) determines that these Parachute Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of this Section hereof. Such enforcement of this Section shall be the only remedy, under any and all applicable state and federal laws or otherwise, for Consultant’s failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce the Severance Parachute Payments in accordance with this Section only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Agreement.

(v)  The Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Consultant in any subsequent employment.

(vi) Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section C hereof is conditional upon Consultant reasonably cooperating with the Company in connection with all matters relating to Consultant’s assisting the Company as reasonably requested in transitioning Consultant’s responsibilities to Consultant’s replacement; provided that Consultant shall not be required to perform any duties or take any action that would constitute Good Reason.

(vii)  For purposes of this agreement, Change in Control shall mean (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding Voting Securities;(b) the individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that if the appointment, election or nomination for election by the Company’s shareholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (c) the consummation of a merger, consolidation or reorganization involving the Company, unless the shareholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (d) the consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and (e)  notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Voting Securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(viii) For purposes of this Executive Consulting Agreement, Company has “Good Cause” to terminate, effective immediately, this Executive Consulting Agreement when (a) Consultant fails or refuses to faithfully and diligently provide services pursuant to this Executive Consulting Agreement; (b) Consultant fails or refuses to comply with the policies, standards and/or rules of Company which from time-to-time may be established;  (c) Consultant fails or refuses to act in accordance with any lawful direction or order of Company; (d) it is determined that Consultant has conducted himself in an unprofessional, unethical, illegal or fraudulent manner, or has acted in a manner detrimental to the reputation, character or standing of Company; including, but not limited to, theft or misappropriation of Company’s assets, engaging in unlawful discriminatory or harassing conduct, working while under the influence of alcohol or illegal drugs, the filing of false expense or related reports, or being convicted of any felony or a misdemeanor involving moral turpitude; or  (e) Consultant violates any term or condition of this Executive Consulting Agreement.

(ix)  For purposes of this agreement, “Good Reason” means the occurrence of one of the following without Consultant’s express written consent (a) a significant reduction of Consultant’s duties, position or responsibilities, or Consultant’s  removal from such position and responsibilities, unless Consultant’s is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (b) a reduction by the Company in Consultant’s compensation (including Bonus Amount) as in effect immediately prior to such reduction; (c) Consultant is requested to relocate more than 50 miles; or (d) the failure of the Company to obtain the assumption of this Executive Consulting Agreement.

D.           This Second Amendment may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original.  A facsimile signature shall have the same force and effect as an original signature.

E.           Except as provided herein, all provisions, terms and conditions of the original Executive Consulting Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties have executed this Second Amendment as of the date set forth above.

Dated: December __, 2010	____________________________________
Raj Rai

Akorn, Inc.

Dated: December __, 2010	By:_________________________________

Title:_______________________________